May 18, 2009

Michael R. Cox
Chief Financial Officer
Bioanalytical Systems, Inc.
2701 Kent Avenue
West Lafayette, IN 47906-1382

Re: Temporary amendment to loan covenant.

Dear Mike:

In response to Bioanalytical Systems Inc’s request to temporarily amend its existing Fixed Charge Coverage covenant, Regions Bank has agreed to amend the covenant as follows:

Borrower will maintain a Fixed Charge Coverage Ratio no less than 1.00:1.00 as of June 30, 2009, 1.25:1.00 as of September 30, 2009, and 1.50:1.00 as of December 31, 2009. Fixed Charge Coverage Ratio means the ratio of (i) the borrowers net income, plus depreciation expense and other non cash expenditures, plus interest expense, plus income tax expense, less capital expenditures not funded by long-term debt, less income tax paid or accrued in the period, to (ii) sum of all interest payments and principal payments on long-term debt paid or accrued in the period, including payments made under capitalized leases. The Fixed Charge Coverage Ratio will be tested on a quarterly basis, beginning on June 30, 2009. For the quarter ending June 30, 2009, the Net Cash Flow (i) and Debt Service (ii) will be computed by annualizing (multiplying by four) the Net Cash Flow and Debt Service for the quarter. For the quarter ending September 30, 2009, the Net Cash Flow (i) and Debt Service (ii) will be computed by annualizing (multiplying by two) the Net Cash Flow and Debt Service for the six months. For the nine months ending December 31, 2009, the Net Cash Flow (i) and Debt Service (ii) will be computed by annualizing (multiplying by one and a third) the Net Cash Flow and Debt Service for the nine months.

Please let me know of any questions you may have.

Sincerely,
Daniel R. House
Senior Vice President